CUSIP:48245ABF7 ISIN:US48245ABF75	Filed pursuant to Rule 433 Registration No. 333-141868 (Relating to Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated October 5, 2007

Issuer: KfW	Title of Securities: U.S. $250,000,000.00 5% Callable Notes due October 15, 2009
Aggregate Principal Amount: U.S.$250,000,000	Interest Rate: 5% per annum
Original Issue Date: October 15, 2007	Maturity Date: October 15, 2009
Interest Commencement Date: October 15, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: April 15, 2008
Interest Payment Date(s): semi-annually in arrears on the 15th of each April and October from and including April 15, 2008 up to and including the Maturity Date.
Redemption: ☑ Yes          ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): semi-annually on the 15th of each April and October from and including April 15, 2008
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment: ☐ Yes          ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”): ☐ Yes          ☑ No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A

Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                     )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                      )
Other Terms of Notes:
N/A
Price to Public: 100%, plus accrued interest, if any, from October 15, 2007
Dealers: Lehman Brothers Inc.
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-888-603-5847.
Prospectus Supplement and Prospectus

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